Exhibit 10.2

[Date]

[Name]

[Address]

Re:  LSC Communications, Inc. Key Employee Incentive Plan Award

Dear [Name]:

We recognize that everyone at LSC Communications, Inc. (“LSC”, and together with its subsidiaries, the “Company”) is working hard to drive towards a successful emergence from Chapter 11.  The Company felt it important to seek approval to implement the LSC Communications, Inc. Key Employee Incentive Plan (the “Plan”) designed to incentivize the performance of certain of its key employees as we make that drive towards successful emergence.  LSC has received approval from the Bankruptcy Court to implement the Plan and the Human Resources Committee of the Board of Directors of LSC adopted the Plan, effective as of June 2, 2020 (the “Effective Date”).  Capitalized terms that are used but not defined in this Award Letter have the meaning as set forth in the Plan, which was distributed to you with this Award Letter.

You have been selected to receive an Award under the Plan because of your critical role in the Company’s restructuring efforts.  Your Target Incentive Award is $[amount] and your maximum Award is $[amount].  The actual amount earned in respect of your Award will range from 0% to 200% of your Target Incentive Award, depending on the achievement of the Operational Incentive Goals, the Asset Sale Incentive Goals or a combination thereof (as described in the Plan, the applicable portions of Exhibit A and Exhibit B to the Plan and your individual Plan metrics set forth on Annex A to this Award Letter and incorporated herein by reference).  Any Earned Amount(s) under your Award will be paid to you in cash in accordance with the Plan.  Your Award and this Award Letter are subject to the terms and conditions of the Plan, including that you must remain continuously employed through each Payment Date to receive the amount due on each such date.  In the event of your termination of employment, your Award shall be treated in accordance with the terms of Section 3 of the Plan.

In consideration for the Award, you hereby acknowledge and agree that you do not currently have Good Reason (as such term is defined with respect to you under the Amended and Restated LSC Separation Pay Plan) to terminate your employment with the Company as of the Effective Date and that any claim for Good Reason prior to the Emergence Date shall be based solely on an event or events triggering Good Reason that occur on or after the Effective Date.

Except to the extent the Company is required to publicly disclose the terms of your Award, it is confidential and should not be discussed with anyone (including co-workers) other than your immediate family members and your financial and legal advisors.  These individuals must also keep the terms of the Award confidential.  You are one of a limited number of employees who has been selected to participate in the Plan.  As you know, many other employees have not.  Out of consideration for them, you are expected to maintain the confidentiality of this Award.  We are relying on your sensitivity and professionalism in observing this request.

On behalf of the Company, I want to thank you for your continued hard work and dedication.  To acknowledge your agreement to, and acceptance of, the terms of the Award, this Award Letter and the Plan, please sign where indicated below and return the original signed version of this Award Letter to Thomas Konieczka at [address] by [date], 2020, and retain a copy for your files.

LSC Communications, Inc.

____________________________

Thomas J. Quinlan, III Chairman, President and Chief Executive Officer

Accepted and Agreed:

______________________________________
[Name of Participant]Date

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